Exhibit 10.26

                                      2003

                            MANAGEMENT INCENTIVE PLAN

I.    Eligibility

            A. Participation will be limited to key management personnel who are approved by the Organization, Compensation and Governance Committee of the Board of Directors and/or the President and Chief Executive Officer. Names of proposed participants, who are recommended by the Executive Vice Presidents, Senior Vice Presidents, and Regional Vice Presidents, should be received by the Senior V. P. Organization and Administration in the corporate office, by December 31st of the preceding year. Personal objectives for approved participants should be received by April 15th.

            B. To be eligible for the Management Incentive Plan (MIP), participants must be employees of Crompton and/or its eligible subsidiaries as of January 1st of the Plan year and remain on the payroll through the date the MIP awards, if any, are made. Exceptions may be granted to employees who are participating as of January 1st of the Plan year; complete at least six months of employment during the Plan year, and then retire or leave involuntarily (except for cause). Such participants may be eligible for prorated payments.

            C. Employees who are either hired as a MIP eligible participant or are promoted and become a MIP eligible participant after the beginning of the Plan year may be assigned prorated target incentives based upon salary at eligibility and the number of months in the position provided they have a minimum of six-months participation.

II.   Target Award

      Each participant's target award opportunity is a function of actual base salary at the beginning of the Plan year or later date of entry into the Plan.

III.  Earnings Performance

            A. The earnings performance component of the target award is determined based on applicable Net Income After Tax (NIAT) or Earnings results. (See Performance Matrix).

            B. Threshold performance for earning an award is at 80% achievement of the applicable earnings budget. Where earnings are split, the elements of earnings will be calculated on a weighted average based on the split. The weighted average must reach 80% of budget.

            C. The maximum award level for earnings performance is reached at 120% achievement of the applicable earnings budget.

            D. The earnings performance component of an incentive award is determined from the attached Earnings Performance Schedule and is leveraged from 50% (at 80% of earnings budget) to 200% (at 120% of earnings budget).

IV.   Operating Performance

            A. The operating performance component of the target award is determined based on operating performance, (Return on Capital Employed, Sales, Cash Flow, Working Capital, etc.)

            B. The threshold for earning an award for operating performance is 80% achievement of operating performance goals and the maximum award level, for quantifiable operating performance, is reached at 120% achievement of operating performance goals.

            C. The operating performance component of an incentive award is determined from the attached Operating Performance and Individual Contributions Schedule and is leveraged from 80% to 150% depending on actual performance.


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V.    Individual Contributions

            A. The individual contribution component of the target award is determined from the attached Operating and Individual Contribution Performance Schedule and may be leveraged from 80% to 150% depending on actual performance.

            B. Non-quantifiable individual contributions will be leveraged from 80% to 100% depending on actual performance. Quantifiable individual contributions will be leveraged from 80% to 150% depending on actual performance.

VI. No incentive for either Earnings or Operating Performance may be earned by an individual if the earnings performance applicable to that individual is less than 80% (Threshold). If the CK share price percentage change for the year 1/1/03 through 12/31/03 is in the lowest quartile of share price performance of its peer group, then the Corporation reserves the right to determine in its sole discretion, whether, and, if so, in what amount of incentive compensation shall be paid in any year to any employee of the Corporation under the Plan. Participation in the MIP is in no way an employment agreement, and each employee's employment by Crompton remains, and shall continue to remain, at will. Nothing in the MIP changes or in any way affects an employee's right to resign his or her employment at any time, or Crompton's right to terminate such employee's employment at any time.


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                        2003 MIP / SIP Performance Matrix
                                   Definitions

Consolidated Net Income         The measurement will be based on Consolidated Net Income for Crompton Corporation excluding any reported special Items, extraordinary items and cumulative effect of accounting change. However, antitrust legal costs will not be considered a special item. Antitrust fines or settlement costs will be considered a special item.

Consolidated Cash Flow from     Net Cash Provided by Operations as presented in the annual report, adjusted to
Operations                      exclude the impact of the OSI transaction. (Note: Budgeted Consolidated Cash from
                                Operations will be adjusted to exclude the impact of the OSI transaction and the treatment of account receivable securitization which changed pursuant to the SEC
                                Comment Letter).

Division Earnings (For          Earnings will be based on the "Division Earnings" summary account used in the TM-1
Division EVPs)                  system for internal reporting. For Executive Vice Presidents, this will be the sum of all Division Earnings for those business units that are the responsibility of the Executive Vice President.

Division Earnings (For          Earnings will be based on the "Division Earnings" summary account used in the TM-1
Division R&D Heads, Division    system for internal reporting. R&D Heads, Financial Staff, Regional Marketing
Staff Financial, Region         Heads, Sales staff and Non Financial Staff will be measured on the sum of the
Marketing Heads, Sales staff    worldwide Division Earnings for those SBUs that they support.
and Division Staff
Non-Financial)

Division Earnings (For          Earnings will be based on the "Division Earnings" summary account used in the TM-1
Operations / Manufacturing      system for internal reporting. Operations and Manufacturing Heads will be measured
Heads)                          on the sum of Division Earnings for those SBUs that they support. In cases where an Operations or Manufacturing manager's responsibilities result in a disproportionate share of his time being spent in support of a particular SBU, the results will be weighted based on the support expected. This weighting should be specified when objectives are submitted.

Business Earnings (For SBU      Earnings will be based on the "Division Earnings" summary account used in the TM-1
Heads)                          system for internal reporting. For an SBU Head, this will be the summary of all
                                Division Earnings for those business units that are his responsibility.

Business Earnings (For Region   Earnings will be based on the "Division Earnings" summary account used in the TM-1
Marketing Heads, and SBU        system for internal reporting. Managers in these categories will be measured on
Marketing Heads)                the subset of Division Earnings that relates to the Region(s) and SBU(s) in which they have responsibilities.

Region Earnings                 Earnings will be based on the "Division Earnings" summary account used in the TM-1 system for internal reporting. Region Earnings will include the subset of Division
                                Earnings that relates to that region and includes all SBUs. This will be adjusted by adding or subtracting the variance to target on all Centrally Funded items
                                (excluding any inter company items) under the Region's area of responsibility.

Business Cash Flow (For         Business Cash Flow will be calculated from Division Earnings, tax affected at
Division EVPs, SBU Heads,       40%,  plus depreciation, less capital expenditures, plus or minus the change in
Division Staff Financial and    Accounts Receivable and Inventory.  The change in accounts receivable and
Division Staff Non-Financial)   inventory is adjusted to exclude the impact of foreign exchange based on the change in the functional currency exchange rate of the entity holding the accounts receivable and inventory.

Business Cash Flow (For Region  Business Cash Flow for Regions will be calculated from Division Earnings, tax
VPs)                            affected at 40%,  plus or minus the change in Accounts Receivable and Inventory.
                                The change in accounts receivable and inventory is adjusted to exclude the impact of foreign exchange based on the change in the functional currency exchange rate of the entity holding the accounts receivable and inventory.


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
Business Sales                  Region Marketing Heads will be based on sales of the total SBU(s) within the region for which they have responsibility. SBU Marketing Heads will be based on worldwide sales for which they have responsibility. Division R&D Heads and
                                Division Staff Non-Financial will be based on sales for those SBUs which make up their respective divisions. Region Staff Non-Financial will be based on sales for their respective region.

Accounts Rec. (DSO) &           Accounts Receivable and Inventory will be measured on a 12 month average basis
Inventory (DCI)                 using a Days Sales Outstanding ratio (DSO) and a Days Cost of Inventory ratio
                                (DCI). Each ratio will be compared to target at the end of the year and combined to determine performance.

Sales                           Based on GAAP sales for which the employee has responsibility.

NOTE: In arriving at Division Earnings, Business Earnings and Region Earnings, any business unit involved in the antitrust issue will be allocated its portion of antitrust legal costs in arriving at actual earnings for MIP purposes.

April 28, 2003